Exhibit 3.6

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

KINDRED BIOSCIENCES, INC.

Kindred Biosciences, Inc., a Delaware corporation, hereby certifies, pursuant to Section 103 of the Delaware General Corporation Law, as follows:

FIRST: That the corporation filed a Certificate of Designation of Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on September 6, 2013 that is an inaccurate record of the corporate action referred to therein because numbered paragraph 2 therein inaccurately states as follows:

2. Rank and term. Series A-1A Preferred Stock shall have Conversion Price, Liquidation Rights, Original Issue Price, Rank and Terms equivalent to Series A-1 Preferred stock.

SECOND: Numbered paragraph 2 of the Certificate of Designation is hereby corrected to read in its entirety as follow:

2. Terms of Series A-1A Preferred Stock. All of the rights, preferences, powers of the Series A-1A Preferred Stock and the qualifications, limitations, or restrictions and other terms thereof shall be identical to those of the Series A-1 Preferred Stock as set forth in the Corporations’ Certificate of Incorporation.

[Signature page follows]

IN WITNESS WHEREOF, Kindred Biosciences, Inc. has caused this certificate to be signed by its duly authorized officer on the date set forth below.

KINDRED BIOSCIENCES, INC.

By:	/s/ Richard Chin
Name:	Richard Chin, M.D.
Title:	President and Chief Executive Officer

Date:	November 25, 2013